Exhibit 6.15

MASTER MORTGAGE LOAN PURCHASE AGREEMENT

between

BLACKHAWK CAPITAL GROUP,

as Seller

and

PACASO TCB TRUST,

as Purchaser

Dated as of August 20, 2025

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EXHIBITS

EXHIBIT 1	FORM OF SELLER’S OFFICER’S CERTIFICATE
EXHIBIT 2	UNDERWRITING GUIDELINES
EXHIBIT 3	FORM OF PURCHASE ADVICE
EXHIBIT 4	MORTGAGE LOAN SCHEDULE FIELDS
EXHIBIT 5	MORTGAGE FILE

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MASTER MORTGAGE LOAN PURCHASE AGREEMENT

This MASTER MORTGAGE LOAN PURCHASE AGREEMENT (including all exhibits and schedules hereto, as may be amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 20, 2025, is entered into by and between PACASO TCB TRUST, a Delaware statutory trust (together with its permitted successor and assigns, the “Purchaser”), and BLACKHAWK CAPITAL GROUP, a California corporation (together with its permitted successor and assigns, the “Seller”).

PRELIMINARY STATEMENT

WHEREAS, the Seller desires to sell to the Purchaser, from time to time, and the Purchaser desires to purchase from the Seller, from time to time, certain Mortgage Loans (as defined herein), on a servicing-released basis, which Mortgage Loans shall be delivered as whole loans on the date provided in the related Purchase Advice (as defined herein);

WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first lien on a Mortgaged Property (as defined herein) located in the jurisdiction indicated on the related Mortgage Loan Schedule annexed to the related Purchase Advice, among other things, and complies with the requirements of Subsection 7.01 hereof; and

WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, interim servicing and control of the Mortgage Loans.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

SECTION 1.	Definitions.

For purposes of this Agreement, the following capitalized terms shall have the respective meanings set forth below.

Agreement: As defined in the introductory paragraph hereof.

ALTA: The American Land Title Association or any successor in interest thereto.

Anti-Money Laundering Laws: All applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001.

Applicable Law: All applicable (a) federal, state, and local legal requirements (including statutes, rules, regulations, and ordinances), including but not limited to usury, truth-in-lending, real estate settlement, consumer credit, equal credit opportunity, fair housing, disclosure, anti-predatory or abusive lending, or unfair and deceptive acts and practices laws, in each case to the extent applicable, (b) requirements and guidelines of each Governmental Authority having jurisdiction, and (c) judicial and administrative judgments, orders, stipulations, awards, writs, and injunctions, as such may be amended, modified or supplemented from time to time.

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Appraisal: An appraisal of the value of the related Mortgaged Property that was made and signed, prior to the approval of the Mortgage Loan application, and prepared by a Qualified Appraiser.

Appraised Value: With respect to any Mortgaged Property, regarding the as-is value, the lesser of the (a) value thereof as indicated on the Appraisal and (b) the purchase price paid for such Mortgaged Property at the time of origination, provided, however, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined by the Appraisal.

Assignment of Mortgage: With respect to each Mortgage Loan, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to give record notice the transfer of the Mortgage to the Purchaser.

Business Day: Any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions in the State of New York or the State of Delaware are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan, the closing date set forth in the related Purchase Advice.

Closing Documents: The documents required to be delivered on the related Closing Date pursuant to Section 9.

CLTA: The California Land Title Association or any successor in interest thereto.

Code: The Internal Revenue Code of 1986, as amended, modified, or supplemented from time to time, and any successor statute, and all rules and regulations issued or promulgated in connection therewith.

Collection Period: The period beginning on the day following the immediately preceding Determination Date (or, with respect to the calendar month in which the Purchaser is first entitled to collections with respect to the related Mortgage Loans, the day on which the Purchaser is first entitled to collections with respect to the related Mortgage Loans) and ending on the related Determination Date.

Confidential Information: (i) This Agreement, as the same may be amended and modified from time to time, (ii) the Purchase Prices paid for the Mortgage Loans, (iii) any pricing information provided by or on behalf of the Purchaser, (iv) the Underwriting Guidelines, (v) Consumer Information (as defined below), (vi) business information (including all marketing plans, products and services, employee information, business models, know-how, strategies, designs, reports, data, research, financial information, pricing information, corporate client information, market definitions and information, and business inventions and ideas), and (vii) technical information (including software, algorithms, models, developments, inventions, processes, ideas, designs, drawings, engineering, hardware configuration, and technical specifications, including, but not limited to, computer terminal specifications, the source code developed from such specifications, all derivative and reverse-engineered works of the specifications, and the documentation and software related to the source code, the specifications and the derivative works); provided, however, Confidential Information shall not include any information that (A) is generally known to the trade or the public at the time of such disclosure, (B) becomes generally known to the trade or the public subsequent to the time of such disclosure, but not as a result of disclosure by the other party in violation of this Agreement, (C) is legally received by either party or any of its respective Representatives from a third party on a non-confidential basis provided that to such party’s knowledge such third party is not prohibited from disclosing such information to the receiving party by a contractual, legal or fiduciary obligation to the other party, its Representatives or another party or (D) was or hereafter is independently developed by either party or any of its Representatives without violation of its obligations under this Agreement.

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Consumer Information: Any personally identifiable information in any form (written electronic or otherwise) relating to a Mortgagor or guarantor thereof, including, but not limited to: a Mortgagor’s (or guarantor’s) name, address, telephone number, Mortgage Loan number, Mortgage Loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information; the fact that the Mortgagor (or guarantor thereof) has a relationship with the Seller, the Purchaser or the originator of the related Mortgage Loan; and any other non-public personally identifiable information (including any “nonpublic personal information” of the “customers” and “consumers” as those terms are defined in the GLBA).

Credit Score: With respect to any Mortgage Loan, the credit score of each Mortgagor or guarantor thereof that is an individual. If two (2) credit bureau scores are obtained, the Credit Score will be the lower score. If three (3) credit bureau scores are obtained, the Credit Score will be the middle of the three (3). There is only one (1) Credit Score for each Mortgagor and for each guarantor thereof.

Custodial Agreement: Any agreement, between the Purchaser and the Custodian, as such may be amended by the parties thereto from time to time, a copy of which has been provided to the Seller.

Custodian: The entity that has custody of Mortgage Loan Documents on behalf of the Purchaser, and in each case, its successors and permitted assigns.

Cut-off Date: With respect to each Mortgage Loan, the “Cut-off Date” set forth in the related Purchase Advice.

Cut-off Date Principal Balance: With respect to each Mortgage Loan, the Unpaid Principal Balance of such Mortgage Loan as of the related Cut-off Date.

Determination Date: The last day of each calendar month.

Diligence Provider: One or more third parties appointed by the Purchaser to conduct due diligence with respect to the Mortgage Loans.

Due Date: With respect to each Mortgage Loan, the day of the calendar month on which the Monthly Payment is due on such Mortgage Loan, exclusive of any days of grace.

Exchange Act: The Securities Exchange Act of 1934, as amended.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended and in effect from time to time.

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GAAP: Generally accepted accounting principles in the United States.

GLBA: The Gramm-Leach-Bliley Act of 1999 as amended, modified, or supplemented from time to time, and any successor statute, and all rules and regulations issued or promulgated in connection therewith.

Governmental Authority: With respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

Initial Principal Balance: The aggregate principal balance advanced to the Mortgagors on the origination date of the Mortgage Loan.

Interim Servicing Period: The period from the related Closing Date to the related Servicing Transfer Date.

Monthly Payment: With respect to each Mortgage Loan, the scheduled payment of principal, if any, and interest payable by each Mortgagor under the related Mortgage Note on each Due Date.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: With respect to each Mortgage Loan, the items shown on Exhibit 5 hereto to be delivered to the Custodian.

Mortgage Interest Rate: With respect to each fixed-rate Mortgage Loan, the fixed annual rate of interest provided for in the related Mortgage Note and set forth in the related Mortgage Loan Schedule and, with respect to each adjustable-rate Mortgage Loan and as of any date of determination, the annual rate that interest accrues on such adjustable-rate Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: Each residential first lien, mortgage loan secured by a Mortgaged Property, sold, assigned and transferred to the Purchaser pursuant to this Agreement and the related Purchase Advice and identified on the related Mortgage Loan Schedule, and all rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan including, for the avoidance of doubt, the related Servicing Rights.

Mortgage Loan Documents: The items pertaining to a particular Mortgage Loan and referred to as Mortgage Loan Documents, as set forth on Exhibit 5 hereto.

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Mortgage Loan Group: The certain pool of Mortgage Loan or Mortgage Loans sold to the Purchaser by the Seller on a Closing Date.

Mortgage Loan Schedule: For each Closing Date, the schedule of Mortgage Loans to be delivered by the Seller to the Purchaser setting forth the information described in Exhibit 4 hereto with respect to each of the related Mortgage Loans and attached to the related Purchase Advice.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage and/or Pledge and Security Agreement.

Mortgaged Property: A single parcel or multiple parcels of real property that is improved by a Residential Dwelling that secured payment of the debt evidenced by the related Mortgage Note.

Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

Mortgagor: With respect to each Mortgage Loan, the obligor(s) on a Mortgage Note, including any co-borrower, co-maker, co-signor or guarantor, who is obligated under the terms of such Mortgage Note.

Officer’s Certificate: A certificate signed by an authorized officer of the Person on behalf of whom such certificate is being delivered.

Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

Pledge and Security Agreement: The pledge and security agreement to which the Persons that own the Mortgagor that in turn own the notated Mortgaged Property pledge their interests in the Mortgagor to the Mortgagee.

Prepayment Charge: With respect to each Mortgage Loan, the premiums, fees, or charges if any, due in connection with a full or partial Principal Prepayment of such Mortgage Loan pursuant to the terms of the related Mortgage Note or Mortgage.

Principal Prepayment: Any full or partial payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Advice: With respect to each Mortgage Loan, a letter entered into between the Seller and the Purchaser substantially in the form of Exhibit 3 hereto that confirms the purchase of Mortgage Loan(s) pursuant to the terms of this Agreement and sets forth certain other terms and conditions of the sale and purchase of such Mortgage Loan(s).

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Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller pursuant to this Agreement in exchange for the applicable Mortgage Loans, in each case, as further descried in Section 4 of this Agreement.

Purchase Price Percentage: With respect to each Mortgage Loan, the percentage of par as stated in the related Purchase Advice.

Purchaser: As defined in the introductory paragraph hereof.

Qualified Appraiser: A third party appraiser of a Mortgaged Property duly appointed by an independent third party appraisal management company engaged by the Seller or originator, who (i) had no interest, direct or indirect, in such Mortgaged Property or in any loan made on the security thereof, (ii) received no benefit from, and whose compensation or flow of business is not affected by the approval or disapproval of the related Mortgage Loan, and (iii) is an appraisal management company or local appraiser in compliance with the Underwriting Guidelines.

Rating Agency: A credit rating agency that assesses the creditworthiness of an obligor as an entity or with respect to specific securities or money market instruments including but not limited to Fitch Group, Inc., Moody’s Investors Service, S&P Global Ratings, DBRS and Kroll Bond Rating Agency.

Reconstitution Agreement: An agreement entered into by the Seller and the Purchaser or any successor and/or certain third parties with respect to any or all of the Mortgage Loans sold by the Seller to the Purchaser hereunder, in connection with a Reconstitution.

Refinanced Mortgage Loan: A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property.

Regulation AB: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Securities and Exchange Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,631 (Jan. 7, 2005)) or by the staff of the Securities and Exchange Commission, or as may be provided by the Securities and Exchange Commission or its staff from time to time.

Remittance Date: The fifteenth (15th) calendar day of each calendar month (or if such 15th day is not a Business Day, the first (1st) Business Day immediately preceding such 15th day), or as otherwise agreed upon by the Seller and the Purchaser in the Purchase Advice.

Repurchase Price: With respect to any Mortgage Loan as of any date of determination, an amount equal to the unpaid principal balance of such Mortgage Loan as of such date, plus (a) interest on such unpaid principal balance from and including the date through which interest has last been paid by or on behalf of the related Mortgagor to the date of repurchase, plus (b) any costs and expenses incurred by the Purchaser in connection with the enforcement of the Seller’s repurchase obligation, plus (c) any and all actual damages and documented out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) incurred by the Purchaser or any assignee of the Purchaser arising out of or in connection with any violation by the repurchased Mortgage Loan of any representation or warranty set forth in this Agreement, less (d) amounts received or advanced in respect of such repurchased Mortgage Loan that are being held for distribution to the Purchaser in the month of repurchase.

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Residential Dwelling: Any single-family dwelling, provided, however, no log home, mobile home, manufactured home, geodesic dome, mixed-use property or other unique property type shall constitute a “Residential Dwelling” hereunder.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (a) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity, in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities, or trustee or custodian in connection with the issuance of participation certificates or (b) an issuance of publicly offered or privately placed, rated or unrated securities by an entity other than the Purchaser, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans, or such other similar transaction or structure.

Seller: As defined in the introductory paragraph hereof.

Servicer: Any servicer under any Servicing Agreement, or any successor servicer appointed under any Servicing Agreement.

Servicing Advances: All customary, reasonable and necessary “out-of-pocket” costs and expenses incurred by the Seller or a servicer in interim servicing a Mortgage Loan, if applicable, including, but not limited to, the cost of (i) the inspection, preservation, restoration and repair of the related Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) taxes, assessments, water rates, sewer rents and other charges which are or may become a lien upon the Mortgaged Property, (iv) insurance premiums and (v) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage.

Servicing Agreement: Any servicing agreement entered into from time to time among any mortgage loan servicer and the Purchaser which provides for the servicing of any or all of the Mortgage Loans that are subject to this Agreement, in each case, as such may be amended by the parties thereto from time to time.

Servicing Rights: With respect to each Mortgage Loan, any and all of the following: (a) all rights to service the Mortgage Loan; (b) any payments or monies payable or received or receivable for servicing the Mortgage Loans; (c) any late fees, assumption fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights and all rights of Seller thereunder; (e) possession and use of any and all credit files pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans; (f) all accounts and other rights to payment related to any of the property described in this paragraph; (g) all rights and benefits relating to the direct solicitation of the related Mortgagors and attendant right, title and interest in and to the list of such Mortgagors and data relating to their Mortgages; and (h) all rights, powers and privileges incident to any of the foregoing; it being understood that any rights and fees related to the management of the Mortgaged Property shall be excluded.

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Servicing Transfer Date: With respect to each Mortgage Loan, the date on which servicing of such Mortgage Loan shall be transferred from the Seller or the Seller’s servicer to the Servicer, which date shall be set forth in the related Purchase Advice.

Specified Servicing Practices: With respect to any Mortgage Loan, those servicing practices which are in accordance with (i) the servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgage Property is located, (ii) the terms of the Mortgage Loan Documents related to each Mortgage Loan, (iii) Applicable Law, (iv) the responsibilities and obligations with regard to the Mortgage Loan that are set forth in any agreement between the applicable servicer and an insurer, and (v) the same degree of care and skill as servicers would customarily exercise or use under similar circumstances in the conduct of their own affairs, including, but not limited to, making Servicing Advances.

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Underwriting Guidelines: The Underwriting Guidelines set forth in Exhibit 2 as the same may be updated by delivery and notice by Seller to Purchaser, in each case as in effect as of the date of origination of the applicable Mortgage Loan.

Unpaid Principal Balance: With respect to any Mortgage Loan the Initial Principal Balance minus any principal payments received and applied to reduce such principal balance.

USPAP: Uniform Standards of Professional Appraisal Practice.

Whole Loan Closing Date: As defined in clause (28) of Subsection 7.01.

SECTION 2.	Purchase and Conveyance.

From time-to-time hereafter, the Purchaser may purchase Mortgage Loans from the Seller for the related Purchase Price, in accordance with and subject to the terms of this Agreement and the related Purchase Advice. In connection with each such sale of Mortgage Loans, upon receipt of the related Purchase Price, the Seller shall sell, transfer, assign, and otherwise convey to the Purchaser, without recourse, but subject to the representations, warranties, terms and provisions of this Agreement, all the right, title and interest of the Seller in and to the related Mortgage Loans, including the related Servicing Rights, being sold by it, together with the related Mortgage Files and all rights and obligations arising under the documents contained therein and Purchaser shall purchase, and otherwise accept such transfer assignment and other conveyance; provided, that legal title to all Mortgage Loans shall be vested in Wilmington Savings Fund Society, FSB, not in its individual capacity but solely as owner trustee of Purchaser.

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SECTION 3.	Mortgage Loan Schedule.

The Seller shall deliver the Mortgage Loan Schedule with respect to each Mortgage Loan Group to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Purchaser shall, prior to the related Closing Date, indicate to Seller any Mortgage Loans included in the Mortgage Loan Group which it chooses not to purchase.

SECTION 4.	PURCHASE PRICE.

The Purchase Price for each Mortgage Loan listed on the related Mortgage Loan Schedule shall be the sum of (a) the Purchase Price Percentage multiplied by the related Cut-off Date Principal Balance plus (b) the accrued interest, due and payable in accordance with the terms of the related Mortgage Note at the applicable Mortgage Interest Rate from the date through which interest has last been paid through the day prior to the Closing Date.

The Purchaser shall own and be entitled to receive with respect to each Mortgage Loan purchased: (1) any and all payments and recoveries of principal collected on and after the related Cut-off Date, (2) all payments of interest collected on and after the related Cut-off Date; and (3) all right, title and interest in any related escrowed amounts as of the related Cut-off Date. The Cut-off Date Principal Balance shall be determined after application of payments of principal actually received before the related Cut-off Date together with any unscheduled principal prepayments collected prior to the related Cut-off Date.

SECTION 5.	Examination of Mortgage Files; Due Diligence.

The Seller shall, no later than five (5) Business Days prior to the related Closing Date, make the Mortgage Files and the Mortgage Loan Documents available to the Purchaser or the Diligence Provider (it being understood that the Seller will only be obligated to deliver such documents to one (1) Diligence Provider) as its designated agent, for examination, and the Purchaser or its agent shall have the right to conduct a due diligence review with respect to the Mortgage Loans. Unless otherwise agreed to in writing by the parties to this Agreement, Seller agrees to cooperate with and consent to and, if required, grant access and/or authorization to, Purchaser or the Diligence Provider to perform diligence on the related Mortgagors, including, but not limited to, third-party fraud review and such credit reports and other financial information as may be requested by the Purchaser; provided that neither the Purchaser nor the Diligence Provider shall be permitted to contact the Mortgagor in connection with such diligence review. Such review by the Purchaser or the Diligence Provider shall not impair or diminish the rights of the Purchaser or any of its successors under this Agreement with respect to a breach of the representations and warranties contained in this Agreement. The fact that the Purchaser or the Diligence Provider has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser’s or any of its successors’ rights to demand repurchase or other relief or remedy provided for in this Agreement. Additionally, on and after the Closing Date, the Purchaser shall be entitled to perform additional due diligence reviews on such Mortgage Loans consistent with the procedures set forth above. The fees and expenses of the Diligence Provider for conducting the services described herein shall be borne by the Purchaser, not the Seller.

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SECTION 6.	Delivery of Mortgage Loan Documents.

Subsection 6.01. Possession of Mortgage Files.

On the related Closing Date, the ownership of each Mortgage Note, Mortgage and the contents of each Mortgage File is vested in the Purchaser, and the ownership of all records and documents with respect to the related Mortgage Loan held by, prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser, and, to the extent not delivered before the Closing Date, shall be promptly delivered to Purchaser (or its designee) or to the Custodian, as applicable.

Subsection 6.02. Books and Records.

All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller after the related Cut-off Date on or in connection with a Mortgage Loan as provided in, but subject to any conditions and exemptions set forth in Section 2 shall be vested in the Purchaser; provided, however, that all such funds received by the Seller on or in connection with a Mortgage Loan shall be received and held by the Seller in trust for the benefit of the Purchaser, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

As more fully set forth in Section 18, it is the express intention of the parties that the transactions contemplated by this Agreement be, and be construed as, sales of the Mortgage Loans by the Seller and not pledges of the Mortgage Loans by the Seller to the Purchaser, to secure a debt or other obligation of the Seller. Consequently, each sale of a Mortgage Loan shall be reflected as a purchase on the Purchaser’s business records, tax returns and financial statements, and as a sale of assets on the Seller’s business records, tax returns and financial statements.

Subsection 6.03. Delivery of Mortgage Loan Documents.

The Seller shall, no later than five (5) Business Days prior to the related Closing Date, following the origination of such Mortgage Loan, promptly deliver to the Custodian, the Mortgage Loan Documents to be held by the Custodian with respect to each Mortgage Loan in accordance with the terms of the Custodial Agreement, and shall upon the closing of the sale on the related Closing Date, be deemed to have released such Mortgage Loan Documents to the Purchaser. To the extent that the Seller is not able to deliver any such Mortgage Loan Documents to the Custodian by the Closing Date, the Seller shall promptly, and in any case not later than ninety (90) days following the Closing Date (subject to the time periods provided in the following sentence for Mortgage Loan Documents submitted for recordation), deliver such missing documents to the Custodian. In the event that any original or copy of a Mortgage Loan Document has been submitted for recordation to the appropriate public recording office and is not delivered to the Custodian within one hundred twenty (120) days following the related Closing Date because it has not yet been returned to the Seller by the applicable recording office, the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer’s certificate of the Seller, confirming that such document has been submitted for recording and that the Seller shall promptly deliver such document upon receipt; and, provided further, that if the Seller cannot deliver such original or clerk-certified copy of any document submitted for recordation to the appropriate public recording office, for any reason, within twelve (12) months or if longer such other timeframe as is customary in the applicable jurisdiction after the related Closing Date, upon receipt of written notification of such failure, the Seller shall promptly repurchase such deficient Mortgage Loan, at the related Repurchase Price.

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SECTION 7.	Representations, Warranties and Covenants; Remedies for Breach.

Subsection 7.01. Representations and Warranties Regarding Individual Mortgage Loans.

Subject only to the permitted exceptions reflected in the related Purchase Advice, the Seller hereby makes each of the following representations and warranties to the Purchaser, as to each Mortgage Loan and its related Mortgage Property sold by it, as of the related Closing Date (or such other date set forth in the representations and warranties):

1.  The related Mortgage File contains an Appraisal of the related Mortgaged Property signed prior to the approval of such Mortgage Loan application by a Qualified Appraiser, duly appointed by the Originator, who had no interest, direct or indirect in such Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of such Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of the applicable Underwriting Guidelines and, in any case, Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date such Mortgage Loan was originated.

2. [Reserved].

3.  With respect to each Mortgage Loan, the Originator has underwritten such Mortgage Loan in accordance with the Underwriting Guidelines and determined, based on verified and documented information at the time such Mortgage Loan was originated, that the related Mortgagor has a reasonable ability to repay the loan according to its terms, using a payment schedule that fully amortizes such Mortgage Loan over the term of such Mortgage Loan.

4. [Reserved].

5. [Reserved].

6. [Reserved].

7. Each Mortgage Loan was either underwritten in substantial conformance to the Underwriting Guidelines in effect at the time of origination taking into account the compensating factors set forth in such Underwriting Guidelines as of the date of origination of such Mortgage Loan, or, if not underwritten in substantial conformance to the Underwriting Guidelines, has reasonable and documented compensating factors.

8. Other than with respect to the TRID rule, compliance with which is covered by representation and warranty clause (27) below, at the time of origination or the date of modification each Mortgage Loan complied in all material respects with all then-applicable federal, state and local laws, including (without limitation) truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, predatory and abusive lending laws and disclosure laws or such noncompliance was cured subsequent to origination, as permitted by applicable law. The Mortgage Loan meets or is exempt from applicable state, federal or local laws, regulations and other requirements pertaining to usury.

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9. With respect to each Mortgage Loan, unless otherwise indicated on the Mortgage Loan Schedule, each Mortgagor is a natural person or other acceptable form (e.g., land trust), and at the time of origination, the Mortgagor was legally entitled to reside in or enter the U.S.

10. Except for Mortgage Loans secured by co-op shares and Mortgage Loans secured by residential long-term leases, the Mortgaged Property consists of a fee-simple estate in real property; all the improvements included for the purpose of determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of such property and no improvements on adjoining properties encroach on the Mortgaged Property (unless insured against under the related title insurance policy); and the Mortgaged Property and all improvements thereon comply with all requirements of any applicable zoning and subdivision laws and ordinances.

11. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.

12. The Mortgage Note, the related Mortgage and other agreements executed in connection therewith are genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law). Additionally, all parties to the Mortgage Note and the Mortgage had legal capacity to execute the Mortgage Note and the mortgage, and each Mortgage Note and Mortgage has been duly and properly executed by the Mortgagor.

13. The proceeds of the Mortgage Loan have been fully disbursed, there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds have been complied with (except for escrow funds for exterior items, which could not be completed due to weather, and escrow funds for the completion of swimming pools). Additionally, all costs, fees and expenses incurred in making, closing or recording the Mortgage Loan have been paid, except recording fees with respect to Mortgages not recorded as of the Closing Date.

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14. Each Mortgage Loan with an original principal balance greater than $250,000 (except any Mortgage Loan secured by a Mortgaged Property located in any jurisdiction for which an opinion of counsel of the type customarily rendered in such jurisdiction in lieu of title insurance is instead received and any Mortgage Loan secured by co-op shares) is covered by an American Land Title Association mortgagee title insurance policy insuring the Originator or its successors and assigns as to the first- or second-priority lien, as applicable, of the Mortgage in the original principal amount of the Mortgage Loan and subject only to the lien of the related first lien Mortgage and the following: (a) the lien of current real property taxes and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage acceptable to Mortgage lending institutions in the area in which the Mortgaged Property is located or specifically referred to in the Appraisal performed in connection with the origination of the related Mortgage Loan; (c) liens created pursuant to any federal, state or local law, regulation or ordinance affording liens for the costs of cleanup of hazardous substances or hazardous wastes or for other environmental protection purposes; and (d) such other matters to which like properties are commonly subject that do not individually, or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage. The related Originator, and its successors and assignees, is the sole insured of such mortgagee title insurance policy, the assignments to the purchaser of the Originator’s interest in such mortgagee title insurance policy does not require any consent of or notification to the insurer that has not been obtained or made, such mortgagee title insurance policy is in full force and effect and will be in full force and effect and inure to the benefit of the indenture trustee, no claims have been made under such mortgagee title insurance policy and no prior holder of the related Mortgage, including the related Originator, has done, by act or omission, anything that would impair the coverage of such mortgagee title insurance policy.

15. Each Mortgage Loan with an original principal balance of $250,000 or less has a legal vesting and property certification or title search with respect to such Mortgage Loan that includes the current vesting and ownership, the property legal description, any open encumbrances against the vested owners, any open and valid liens recorded against the subject property or current owners, delinquent and current tax information, and the effective date of the county jurisdiction when the title search was completed.

16. The Mortgaged Property securing each Mortgage Loan is insured against loss by fire and such hazards as covered under a standard extended coverage endorsement in an amount not less than the lesser of 100% of the insurable value of the Mortgaged Property or the outstanding principal balance of the Mortgage Loan and the outstanding balance of any other mortgage loans for the Mortgaged Property. If the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the project. If, upon origination of the Mortgage Loan, the improvements on the Mortgaged Property were in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier in an amount representing coverage not less than the least of the outstanding principal balance of the Mortgage Loan and the outstanding balance of any other mortgage loans for the Mortgaged Property, the full insurable value of the Mortgaged Property, or the maximum amount of insurance that was available under the National Flood Insurance Act of 1968, as amended. Additionally, each Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense.

17. The Originator has not waived any monetary default, breach, violation or event of acceleration with respect to the Mortgage Loans.

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18. No Mortgage Note or Mortgage is subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or mortgage or the exercise of any right thereunder render the Mortgage Note or Mortgage unenforceable in whole or in part or subject it to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

19. Each Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security, including realization by judicial foreclosure (subject to any limitation arising from any bankruptcy, insolvency or other law for the relief of debtors), and there is no homestead or other exemption available to the Mortgagor that would interfere with such right of foreclosure.

20. The Mortgage Loan is a “non-qualified mortgage” within the meaning of Section 860G(a)(3) of the Code.

21. No fraud or material error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the related Originator, any correspondent or mortgage broker involved in the origination of such Mortgage Loan, the Mortgagor or any appraiser, builder, developer or other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan.

22. Unless otherwise indicated on the Mortgage Loan Schedule, none of the Originator nor any prior holder of the Mortgage or the related Mortgage Note has modified the Mortgage or the related Mortgage Note in any material respect, satisfied, canceled or subordinated the Mortgage in whole or in part, released the Mortgaged Property in whole or in part from the lien of the Mortgage or executed any instrument of release, cancellation, modification or satisfaction, except in each case as reflected in an agreement included in the loan file.

23. Each Mortgaged Property is located in the U.S. or a territory of the U.S. and consists of a one- to four-unit residential property, which may include, but is not limited to, a single-family dwelling, townhouse, condominium unit or unit in a planned unit development or, in the case of Mortgage Loans secured by co-op shares, leases or occupancy agreements.

24. If the Mortgage Loan is identified as “Non-Qualified Mortgage” on the Mortgage Loan Schedule, such Mortgage Loan (i) is a “qualified mortgage” within the meaning of Section 1026.43(e)(2) of 12 C.F.R. Part 1026 (“Regulation Z”) without reference to Sections 1026.43(e)(5), (e)(6) or (f) of Regulation Z, (ii) complies with the total points and fees limitations for a non-qualified mortgage set forth in Section 1026.43(e)(3) of Regulation Z (including the inflation adjustments provided for in Section 1026.43(e)(3)(ii) of Regulation Z), (iii) only includes a prepayment penalty permitted by Section 1026.43(g) of Regulation Z, and (iv) does not provide for a balloon payment.

25. Prior to originating the Mortgage Loan, the Originator made a reasonable and good faith determination that the Mortgagor would have a reasonable ability to repay the Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 C.F.R 1026. 43(c)(2).

26. [Reserved].

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27. With respect to each Mortgage Loan for which an application was taken on or after October 3, 2015, either: (i) the Mortgage Loan was originated in compliance with TRID; (ii) the Mortgage Loan is exempt from TRID; or (iii) with respect to each TRID compliance exception with respect to a Mortgage Loan, such TRID compliance exception will not result in civil liability or has been cured in a manner which negates the associated civil liability.

28. The servicing of each Mortgage Loan prior to the date on which the Originator sold the related Mortgage Loan to the applicable Loan Seller (such date, the “Whole Loan Closing Date”) complied in all material respects with all then-applicable federal, state and local laws.

29. The information on the Mortgage Loan Schedule delivered by the Originator on the Whole Loan Closing Date, correctly and accurately reflected the information contained in Originator’s records in all material respects. In addition, the information contained under each of the headings in the Mortgage Loan Schedule (e.g., Mortgagor’s income, employment and occupancy, among others) was true and correct in all material respects. As of the Whole Loan Closing Date, the most recent FICO score listed on the Mortgage Loan Schedule was no more than six (6) months old, unless disclosed on the Mortgage Loan Schedule. As of the date of funding of the Mortgage Loan to the original Mortgagor, no Appraisal or other property valuation listed on the Mortgage Loan Schedule was more than six (6) months old.

30. Immediately prior to the sale of the Mortgage Loans to the applicable Loan Seller pursuant to the related purchase agreement, the Originator was the sole owner and holder of the Mortgage Loan free and clear of any and all liens (other than any senior lien indicated on the Mortgage Loan Schedule), pledges, charges or security interests of any nature, and the Originator had good and marketable title and full right and authority to sell and assign the same.

31. As of the Whole Loan Closing Date, the Mortgage was a valid, subsisting and enforceable first or second lien, as applicable, on the property therein described, and, except as noted in the Mortgage Loan Schedule, the Mortgaged Property was free and clear of all encumbrances and liens having priority over the lien of the Mortgage, except for the lien of the related first lien (if applicable) mortgage and the following: the lien of current real property taxes and assessments not yet due and payable; covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such mortgage acceptable to mortgage lending institutions in the area in which the Mortgaged Property is located or specifically referred to in the valuation performed in connection with the origination of the related Mortgage Loan; liens created pursuant to any federal, state or local law, regulation or ordinance affording liens for the costs of cleanup of hazardous substances or hazardous wastes or for other environmental protection purposes; and such other matters to which like properties are commonly subject that do not individually or in aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage; and any security agreement, chattel Mortgage or equivalent document related to and delivered to the applicable Loan Seller or to the custodian with any Mortgage establishes in the seller a valid and subsisting first or second lien on the property described therein, and the Originator had the full right to sell and assign the same to such Loan Seller.

32. As of the Whole Loan Closing Date, all taxes, governmental assessments, insurance premiums and water, sewer and municipal charges that previously became due and payable have been paid or an escrow of funds has been established, to the extent permitted by law, in an amount sufficient to pay for any such item that remains unpaid.

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33. As of the Whole Loan Closing Date, the Mortgaged Property was undamaged by water, fire, earthquake, earth movement other than earthquake, windstorm, flood, tornado or similar casualty (excluding casualty from the presence of hazardous wastes or hazardous substances) to materially affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises was intended or would render the property uninhabitable, and, to the best of Seller’s knowledge, there was no pending proceeding for the total or partial condemnation of the Mortgaged Property.

34. As of the Whole Loan Closing Date, the Mortgaged Property was free and clear of all mechanics’ and materialmen’s liens or a title policy affording, in substance, the same protection afforded by this warranty was furnished to the applicable Loan Seller.

35. As of the Whole Loan Closing Date, the Mortgaged Property securing each Mortgage Loan was insured against loss by fire and such hazards as covered under a standard extended coverage endorsement. If the Mortgaged Property is a condominium unit, it was included under the coverage afforded by a blanket policy for the project. If, upon origination of the Mortgage Loan, the improvements on the Mortgaged Property were in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier.

36. As of the Whole Loan Closing Date, there was no monetary default (including any related event of acceleration), monetary breach or monetary violation existing under the Mortgage or the related Mortgage Note and no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a monetary default, monetary breach, monetary violation or event of acceleration. Additionally, no foreclosure action was then currently threatened or commenced with respect to the Mortgage Loan.

37. [Reserved].

38. As of the Whole Loan Closing Date, with respect to each Mortgage Loan, the Originator, all parties that have had any interest in such Mortgage Loan, whether as mortgagee, assignee, pledge or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable licensing requirements of the laws of the state wherein the related Mortgaged Property is located, except to the extent that failure to be so licensed would not give rise to any claim against any purchaser.

39. As of the Closing Date, with respect to any insurance policy, including, but not limited to, hazard insurance or title insurance, as applicable, covering a Mortgage Loan and the related Mortgaged Property, Originator has not engaged in, the Mortgagor has not engaged in, any act or omission that would impair the coverage of any such policy, the benefits of the endorsement or the validity and binding effect of either, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind as has been or will be received, retained or realized by any attorney, firm, or other person or entity, and no such unlawful items have been received, retained or realized by the Originator.

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40. [Reserved].

41. As of the Closing Date, the Originator had not received a notice that the Mortgagor with respect to any related Mortgage Loan was a debtor in any state or federal bankruptcy or insolvency proceeding as of the Closing Date.

42. As of the Whole Loan Closing Date, each Mortgaged Property complied in all material respects with all environmental laws, rules, and regulations that were applicable to such mortgage property.

43. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under Applicable Law to serve as such, has been properly designated and currently serves and is named in the Mortgage, and no fees or expenses are or will become payable by Seller to such trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

44. Each original Mortgage was or is in the act of being recorded, and all subsequent assignments of the original Mortgage have been or is in the act of being recorded in the appropriate jurisdictions in which such recordation is necessary to perfect the liens against creditors of the seller or are being recorded.

45. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee.

46. The Mortgaged Property is a fee-simple estate.

47. No Mortgage Loan is a “high-cost” loan, “covered” loan or any other similarly designated loan as defined under any state, local or federal law, as defined by applicable predatory and abusive lending laws; provided, that, for the avoidance of doubt, no representation or warranty is made as to whether a Mortgage Loan constitutes a higher-priced mortgage loan (“HPML”), as permitted by specific state or federal laws.

48. [Reserved].

49. [Reserved].

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Subsection 7.02. Seller Representations.

The Seller hereby represents and warrants to the Purchaser that, as to itself as of the date hereof, and each related Closing Date (or such other date as is specified below):

(a) Due Organization and Authority. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state or jurisdiction where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by it. It has full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by it and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement evidences the legal, valid, binding and enforceable obligation of it, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by it to make this Agreement valid and binding upon it in accordance with the terms of this Agreement.

(b) No Consent Required. No consent, approval, authorization, or order of any court or governmental agency or body, or federal or state regulatory authority having jurisdiction over it, is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement, or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained.

(c) No Conflicts. Neither the execution and delivery of this Agreement, the performance of the servicing responsibilities by the Seller or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions, or provisions of the Seller’s bylaws or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment, or decree to which the Seller or its property is subject.

(d) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller.

(e) No Pending Adverse Actions. As of the date hereof and the related Closing Date, there is no action, suit, proceeding, or investigation commenced or, pending, or to the best of Seller’s knowledge, threatened in writing, by any governmental agency or other regulatory or administrative body having jurisdiction over the Seller, review by any Rating Agency pending or threatened in writing against the Seller which, either in any one instance or in the aggregate, would reasonably be expected to draw into question the validity of this Agreement or materially impair the ability of the Seller to perform its obligations under the terms of this Agreement. Seller has complied with, and is not in default under, any law, ordinance, requirement, regulation, rule, or order applicable to its business or properties, the violation of which would materially and adversely affect its ability to perform its obligations under this Agreement.

(f) Ability to Perform. It does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. It is solvent and the sale of the Mortgage Loans will not cause it to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of its creditors.

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(g) [Reserved].

(h) Sale Treatment. It has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes.

(i) Brokers’ Fees. Other than as disclosed in writing to the Purchaser, to the extent that the Seller has dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans, any such commission or compensation shall have been paid by the Seller on or prior to the applicable Closing Date.

(j) Fair Consideration. The consideration received by it upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans.

(k) No Untrue Information. Neither this Agreement nor any statement, report or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby by the Seller contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

(l) [Reserved].

(m) Insolvency. It is not insolvent and has not (i) admitted in writing its inability to pay its debts generally as they become due, (ii) filed a petition to take advantage of any applicable insolvency or reorganization statute, (iii) made an assignment for the benefit of its creditors or (iv) voluntarily suspended payment of any of its obligations.

(n) [Reserved].

(o) [Reserved].

(p) Independent Decision. The Seller’s decision to originate any Mortgage Loan or to deny any Mortgage Loan application is an independent decision based upon the Seller’s credit policies and is in no way made as a result of the Purchaser’s decision to purchase, or not to purchase, or the price the Purchaser may offer to pay for, any such Mortgage Loan, if acquired.

(q) Compliance with Applicable KYC and Anti-Money Laundering Laws. The Seller is in compliance with all applicable provisions of the Anti-Money Laundering Laws and the Foreign Corrupt Practices Act of 1977 and has adopted and put into practice policies and procedures reasonably designed to promote and achieve its ongoing compliance with such laws, which policies and procedures are consistent with generally accepted standards within the Seller’s industry for compliance.

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Subsection 7.03. Purchaser Representations.

The Purchaser hereby represents and warrants to the Seller that, as to itself as of the date hereof, and each related Closing Date (or such other date as is specified below):

(a) Due Organization and Authority. It is a statutory trust duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state or jurisdiction where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by it. It has full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by it and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement evidences the legal, valid, binding and enforceable obligation of it, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by it to make this Agreement valid and binding upon it in accordance with the terms of this Agreement.

(b) No Consent Required. No consent, approval, authorization, or order of any court or governmental agency or body, or federal or state regulatory authority having jurisdiction over it, is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement, or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained.

(c) No Conflicts. Neither the execution and delivery of this Agreement, the performance of the servicing responsibilities by the Purchaser or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions, or provisions of the Purchaser’s (trust agreement) or any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment, or decree to which the Purchaser or its property is subject.

(d) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Purchaser.

(e) [Reserved].

(f) Ability to Perform. It does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

(g) [Reserved].

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(h) Insolvency. It is not insolvent and has not (i) admitted in writing its inability to pay its debts generally as they become due, (ii) filed a petition to take advantage of any applicable insolvency or reorganization statute, (iii) made an assignment for the benefit of its creditors or (iv) voluntarily suspended payment of any of its obligations.

(i) [Reserved].

Subsection 7.04. Remedies for Breach of Representations, Warranties and Covenants.

It is understood and agreed that the representations and warranties set forth in Subsections 7.01 and 7.02 shall survive the sale of the Mortgage Loans to the Purchaser and any termination of this Agreement and shall inure to the benefit of the Purchaser and its respective successors and assigns, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or lack of examination of any Mortgage File.

Upon discovery by the Seller or the Purchaser of a breach of any of the representations and warranties set forth in Subsections 7.01 and 7.02 which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the interest of the Purchaser in or the value of the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other.

Within sixty (60) days of the earlier of (i) the discovery by the Seller, the Servicer or the Purchaser, or (ii) notice by a party to the other parties of any breach of a representation or warranty set forth in Subsections 7.01 or 7.02 which materially and adversely affects the value of a Mortgage Loan or the Mortgage Loans or the interest of the Purchaser therein, the Seller shall promptly cure such breach in all material respects and, if such breach cannot be cured during such period, the Seller shall repurchase such Mortgage Loan or Mortgage Loans at the Repurchase Price; provided, however, if such breach is incurable regardless of the passage of time, the Seller shall repurchase such Mortgage Loan or Mortgage Loans at the Repurchase Price within five (5) Business Days of demand therefor.

Any repurchase of a Mortgage Loan pursuant to the foregoing provisions of this Subsection 7.04 shall occur not later than the date which is five (5) Business Days after the expiration of any applicable cure period, and shall be accomplished by the Seller remitting by wire transfer to the Purchaser the amount of the Repurchase Price. Notwithstanding any provision of this Agreement, the Purchaser’s assignment or sale of any Mortgage Loan to a third party shall not extinguish the Purchaser’s right to seek recourse pursuant to this Subsection 7.04 unless the Purchaser shall have agreed in writing to the contrary.

Upon repurchase of any deficient Mortgage Loan pursuant to the terms of this Agreement, the Purchaser and the Seller shall arrange for the assignment of the repurchased Mortgage Loan to the Seller or its designee, free of any security interests, liens or other encumbrances in favor of Persons claiming by or through Purchaser and the delivery to the Seller of any documents held by the Purchaser or Custodian relating to the repurchased Mortgage Loan in the manner required by this Agreement with respect to the purchase and sale of such Mortgage Loan on the related Closing Date. Upon such repurchase, the Mortgage Loan Schedule shall simultaneously be amended to reflect the withdrawal of the repurchased Mortgage Loan from this Agreement.

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In addition to such cure and repurchase obligations described in this Subsection 7.04, the Seller shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and documented legal fees (including, without limitation, costs, expenses and reasonable and documented legal fees incurred in connection with the enforcement of the Seller’s repurchase and indemnification obligation under this Subsection 7.04) and related costs, judgments, and other costs and expenses actually incurred resulting from any claim, demand, defense or assertion arising from or relating to (i) any act or omission constituting a breach by the Seller of the representations, warranties, covenants or other obligations contained in this Agreement or any other agreement, instrument or document executed by it in connection with this Agreement, or (ii) any fraud, willful misconduct or gross negligent act or omission committed by the Seller or any party acting on its behalf in the performance of the Seller’s duties hereunder. In addition to the obligations set forth herein, the Purchaser may pursue any and all remedies available to it at law or equity. This indemnification provision shall apply solely to third party claims.

It is understood and agreed that the obligation of the Seller set forth in this Subsection 7.04 to cure or repurchase a defective Mortgage Loan, and to indemnify the Purchaser pursuant to this Subsection 7.04, constitutes the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. No provision of this Subsection 7.04 shall affect the rights of the Purchaser to terminate this Agreement.

Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 7.01 and 7.02 shall accrue as to any Mortgage Loan upon (i) notice thereof by the Purchaser to the Seller, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

Subsection 7.05. [Reserved].

Subsection 7.06. [Reserved].

Subsection 7.07. Interim Servicing.

The Mortgage Loans shall be purchased by the Purchaser and sold by the Seller on a servicing-released basis and the purchase of the Mortgage Loans by the Purchaser shall, for all purposes, include all Servicing Rights relating thereto. From the related Closing Date to the related Servicing Transfer Date, the Servicer shall interim service the Mortgage Loans in strict accordance with Specified Servicing Practices, Applicable Law and the terms of the Mortgage Notes and Mortgages. During the period in which the Seller is interim servicing the Mortgage Loans, the Seller shall release its custody of any servicing records only in accordance with written instructions from the Purchaser, unless such release is required hereunder or as incidental to the Seller’s interim servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan pursuant this Agreement.

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During the related Interim Servicing Period, the Seller shall perform the normal and customary servicing activities in respect of Mortgage Loans in accordance with this Agreement and Specified Servicing Practices, provided, however, the Seller shall not, without the prior written consent of the Purchaser or unless consistent with Specified Servicing Practices or under Applicable Law or regulations (i) modify a Mortgage Loan (including, without limitation, a release of any collateral or any party from liability on or with respect to such Mortgage Loan), (ii) forgive principal in respect of any Mortgage Loan, (iii) accept a deed in lieu of foreclosure with respect to any Mortgage Loan, (iv) conduct any short sale in respect of any Mortgaged Property, (v) settle or compromise any condemnation or insurance claim or proceeding, or (vi) settle or compromise, or make any offers to settle or compromise, any existing litigation or other proceedings in respect of any of the Mortgage Loans to the extent such action would result in the reduction of proceeds on the related Mortgage Loan.

In furtherance of its interim servicing obligations under this Agreement, the Seller shall be entitled to a monthly servicing fee equal to (i) $25 for each Mortgage Loan, and any ancillary income received on or prior to the related Servicing Transfer Date, and (ii) fees to be mutually agreed upon for loans not included in (i) above (collectively, the “Interim Servicing Fees”). The Interim Servicing Fees will be fully earned for a calendar month with respect to a Mortgage Loan if any portion of the Interim Servicing Period with respect to such Mortgage Loan occurs during such calendar month. If any Mortgage Loan is not transferred to the Purchaser’s servicer on or prior to the Servicing Transfer Date, the Purchaser shall reimburse the Seller for the Seller’s actual out-of-pocket expenses incurred while servicing such Mortgage Loans after the Servicing Transfer Date.

Beginning on the related Closing Date, the Seller shall maintain all payments and collections received with respect to the Mortgage Loans due to the Purchaser for the benefit of the Purchaser and such amounts shall be distributed in accordance with the terms of this Agreement. To the extent consistent with Specified Servicing Practices and Applicable Law, the Seller shall from its own funds make Servicing Advances with respect to the Mortgage Loans.

On or prior to each Remittance Date prior to the Servicing Transfer Date, Seller shall forward to the Purchaser and/or any of its designees in electronic form, reports relating to all payment, delinquency, loss and other activity of the Mortgage Loans with respect to the related Collection Period in a form mutually agreed to by the Purchaser and the Seller. On each Remittance Date prior to the related Servicing Transfer Date, the Seller shall distribute to the Purchaser all amounts credited in respect of the Mortgage Loans as of the related Determination Date, less the Interim Servicing Fees and unreimbursed Servicing Advances. On each Remittance Date prior to the Servicing Transfer Date, the Purchaser shall reimburse the Seller for all unpaid Interim Servicing Fees and unreimbursed Servicing Advances outstanding as of such Remittance Date and not otherwise netted by the Seller from amounts received in respect of the Mortgage Loans. On or after the Servicing Transfer Date, promptly after receipt of final reporting with respect to the Mortgage Loans subject to a servicing transfer on the Servicing Transfer Date, the Purchaser shall reimburse the Seller for all unpaid Interim Servicing Fees and unreimbursed Servicing Advances outstanding as of the Servicing Transfer Date and not otherwise netted by the Seller from amounts received in respect of the Mortgage Loans.

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Neither the Seller nor any of the directors, officers, employees or agents of the Seller shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement. The Seller and any director, officer, employee or agent of the Seller may rely in good faith on any servicing document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Seller shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that the Seller may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the Seller shall be entitled to reimbursement from the Purchaser of the reasonable legal expenses and costs of such action, unless any such costs result from a breach of the Seller’s representations and warranties made herein or its failure to perform its obligations in compliance with this Agreement.

Notwithstanding anything in this Agreement to the contrary, the Mortgage Loans may be sub-serviced by one or more sub-servicers on behalf of the Seller in accordance with the interim servicing provisions of this Agreement and Seller shall be entitled to enter into an agreement with sub-servicers for indemnification of the Seller by sub-servicers and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. Notwithstanding the provisions of any sub-servicing agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Seller or a sub-servicer or reference to actions taken through the Seller or otherwise, the Seller shall remain obligated and liable to the Purchaser and its successors and assigns for the interim servicing and administration of the Mortgage Loans in accordance with the provisions of this Agreement.

In no event shall the Seller bear any obligation for the servicing of any Mortgage Loan in connection with the Reconstitution of any Mortgage Loan unless agreed upon by the parties hereto.

SECTION 8.	Closing.

Each closing for the purchase and sale of Mortgage Loans shall take place on the related Closing Date. The closing shall either be by telephone, confirmed by letter or wire as the parties shall agree. The closing shall be subject to each of the following conditions:

(a) all of the representations and warranties of the Seller and Purchaser in this Agreement shall be true and correct in all material respects as of the related Closing Date;

(b) the Purchaser shall have received copies of all applicable Closing Documents as specified in Section 9, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories as required pursuant to the terms hereof;

(c) the Purchaser shall have received the related Mortgage Loan Schedule in accordance with the terms of Section 3;

(d) a due diligence review satisfactory to the Purchaser shall have been completed (or the Purchaser shall have elected to proceed without the completion of such a due diligence review) in accordance with the terms of Section 5; and

(e) all other terms and conditions of this Agreement required to be complied with or performed shall have been complied with or performed in all material respects.

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SECTION 9.	Closing Documents.

(a) On or prior to the initial Closing Date, the Seller shall deliver to the Purchaser fully executed copies of the following documents (including, if applicable, all related exhibits, attachments and annexes thereto):

(i) an Officer’s Certificate of the Seller, in the form of Exhibit 1 hereto;

(ii) [Reserved]; and

(iii) an incumbency certificate identifying the name and title, and evidencing the related signature, of each officer of the Seller authorized to execute each of the foregoing agreements or certificates, and any documentation to be executed from time to time in connection herewith or therewith.

(b) On each Closing Date, the Seller shall deliver to the Purchaser (and, where applicable, the Custodian), Closing Documents consisting of each of the following documents:

(i) the related Purchase Advice.

SECTION 10.	Costs.

The Seller shall pay any commissions due its salespeople and the legal fees and expenses of its attorneys. The Seller shall pay the cost of delivering the Mortgage Files to the Purchaser or its designee, any custodial fees payable to the Seller’s custodian incurred in connection with the release of any of the Mortgage Loan Documents as may be required by its servicing activities hereunder and any other costs incurred by the Seller in connection with Section 11 hereof. All other costs and expenses incurred in connection with the sale of the Mortgage Loans by the Seller to the Purchaser, including without limitation the cost of recording the Assignments of Mortgage, the Purchaser’s costs, the legal fees and expenses of the Purchaser’s attorneys and (with respect to any Mortgage Loan sales that are consummated pursuant to this Agreement) expenses of the Purchaser’s third-party due diligence agent, shall be paid by the Purchaser.

SECTION 11.	Obligations of Seller in Connection with the Transfer of Servicing.

The Seller shall take, or direct to be taken, all actions reasonably required by the Servicing Transfer Instructions with respect to the Mortgage Loans on or prior to the related Servicing Transfer Date (or within such time as may otherwise be specified in the Servicing Transfer Instructions) in order to effect the transfer of the servicing of the Mortgage Loans to the Purchaser or its designee on the related Servicing Transfer Date.

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SECTION 12.	Notices.

All demands, notices and communications hereunder shall be in writing (which may be provided by email transmission) and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address (or email address) as follows:

If to Seller:

BLACKHAWK CAPITAL GROUP
3416 Via Oporto, Suite 301
Newport Beach, California
Attention: Sean Robbins
Email: [***]

If to Purchaser:

PACASO TCB TRUST
c/o Pacaso Inc.
18 E 4th Street, Unit 902
Cincinnati, Ohio 45202
Attention: Sam Palazzolo
Phone: [***]
Email: [***]

With a copy to:

Wilmington Savings Fund Society, FSB
500 Delaware Avenue, 11th Floor
Wilmington, Delaware 19809
Attention: Corporate Trust – Pacaso TCB Trust

or, in each case, at such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice, or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

SECTION 13.	Cooperation of Seller with a Reconstitution.

Seller acknowledges that it is the intention of Purchaser to enter into one or more Securitization Transactions or to sell the Mortgage Loans to one or more third-party purchasers (each such sale, a “Whole-Loan Sale” and together with a Securitization Transaction, each a “Reconstitution”). In connection with any Reconstitution, Seller shall reasonably cooperate at the cost and expenses of Purchaser with reasonable requests necessary to effectuate this intent.

In no event shall the Seller be required to provide any Static Pool Information with respect to the Mortgage Loans. Further, in no event shall the Seller be required to cooperate with respect to any ongoing reporting obligations under the Exchange Act.

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The Purchaser shall reimburse the Seller for all costs and expenses incurred by the Seller in connection with complying with this Section 13 or otherwise incurred in connection with a Reconstitution, including reasonable attorneys’ fees.

SECTION 14.	Severability Clause.

Any part, provision, representation or warranty of this Agreement which is prohibited or held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

SECTION 15.	No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto.

SECTION 16.	Counterparts; Electronic Signatures.

This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement and any documents to be delivered in connection with this Agreement may be executed by means of an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, in each case to the extent applicable. Any electronic signatures appearing on this Agreement and such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF), or by facsimile or other electronic means shall be as effective as delivery of a manually executed original counterpart of this Agreement.

SECTION 17.	Governing Law; Choice of Forum; Waiver of Jury Trial; Liability.

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL GOVERN), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

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EXCEPT AS TO THOSE MATTERS SUBMITTED TO ARBITRATION, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY (I) SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE AND FEDERAL COURTS SITTING IN NEW YORK CITY WITH RESPECT TO MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT; (II) AGREES THAT ALL CLAIMS WITH RESPECT TO SUCH MATTERS MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURTS; (III) WAIVES THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING INVOLVING SUCH CLAIMS IN ANY SUCH COURT; AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, ANY ASSIGNMENT OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY ASSIGNMENT.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES BASED ON ANY THEORY OF CONTRACT, TORT, STRICT LIABILITY, STATUTE OR UNDER ANY OTHER LEGAL OR EQUITABLE PRINCIPLE OR OTHERWISE. IN THE EVENT OF A DISPUTE OR LITIGATION UNDER THIS AGREEMENT, THE PREVAILING PARTY SHALL BE ENTITLED TO RECEIVE ALL EXPENSES INCURRED THEREWITH, INCLUDING REASONABLE AND DOCUMENTED ATTORNEYS’ FEES AND COSTS.

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SECTION 18.	Intention of the Parties.

It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling, the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transactions contemplated hereby for federal income tax purposes, GAAP and regulatory purposes as sales by the Seller, and purchases by the Purchaser, of the Mortgage Loans.

It is not the intention of the parties that such conveyances be deemed pledges of the Mortgage Loans. However, in the event that, notwithstanding the intent of the parties, any of such Mortgage Loans are held to be the property of the Seller or if for any other reason this Agreement is held or deemed to create a security interest in any such Mortgage Loans, then (a) this Agreement shall be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (b) the conveyances provided for in this Agreement shall be deemed to be assignments and grants by the Seller to the Purchaser of a security interest in all of the assets transferred hereunder, whether now owned or hereafter acquired.

SECTION 19.	Waivers.

No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

SECTION 20.	Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

SECTION 21.	General InterPRETIVE Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c) references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement, as applicable;

(d) the headings of the various articles, sections, subsections and paragraphs of this Agreement and the table of contents are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof;

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(e) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(f) the words “herein,” “hereof,” “hereunder” and other words of similar import contained herein refer to this Agreement as a whole and not to any particular provision; and

(g) the term “include” or “including” shall mean without limitation by reason of enumeration.

SECTION 22.	Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party hereto in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 23.	Amendment.

This Agreement may be amended from time to time by the Purchaser and the Seller by written agreement signed by the parties hereto.

SECTION 24.	Confidentiality.

In performing their obligations pursuant to this Agreement, either party may disclose to the other party, either directly or indirectly, in writing, orally or by inspection of intangible objects (including, without limitation, documents), any Confidential Information. The Purchaser and the Seller agree that Confidential Information of a disclosing party shall with respect to Mortgagor or any affiliate thereof be used by the receiving party solely in the performance of its obligations under this Agreement. Each party (including, without limitation, their respective affiliates, officers, directors, counsel, representatives, employees, advisors, accountants, auditors or agents (“Representatives”)) shall receive Confidential Information in confidence and shall not, without the prior written consent of the disclosing party, disclose any Confidential Information of the disclosing party. Each of the Purchaser and the Seller shall employ proper procedures and standards designed to maintain the confidential nature of Confidential Information.

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Notwithstanding the foregoing, however, disclosure of the Confidential Information may be made if, and to the extent, requested or required by law, rule, regulation, interrogatory, request for information or documents, court order, subpoena, administrative proceeding, inspection, audit, civil investigatory demand, or any similar legal process without liability and, except as required by the following sentence, without notice to the other party. In the event that the receiving party or any of its Representatives receives a demand or request to disclose all or any part of the disclosing party’s Confidential Information under the terms of a subpoena or order issued by a court of competent jurisdiction or under a civil investigative demand or similar process, (i) to the extent practicable and permitted, the receiving party agrees to promptly notify the disclosing party of the existence, terms and circumstances surrounding such a demand or request and (ii) if the receiving party or its applicable Representative is compelled to disclose all or a portion of the disclosing party’s Confidential Information, the receiving party or its applicable Representative may disclose that Confidential Information that its counsel advises that it is compelled to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information that is being so disclosed. Notwithstanding anything contained herein to the contrary, a receiving party shall be permitted to disclose the Confidential Information to any Governmental Authority in the course of an examination, inquiry or routine audit without notice to, or consent by, the disclosing party.

A party may disclose Confidential Information (i) to any one or more of such party’s Representatives who would need to have access to such Confidential Information in the normal course of the performance of such Person’s duties for such party, to the extent such party has procedures in effect to inform such Person of the confidential nature thereof and (ii) to the extent reasonably believed by a party to be necessary for the enforcement of such party’s rights under this Agreement.

The Seller and the Purchaser (i) shall comply with any applicable laws and regulations regarding the privacy and security of Consumer Information including, but not limited to the GLBA, (ii) shall not use Consumer Information in any manner inconsistent with any Applicable Laws and regulations regarding the privacy and security of Consumer Information, (iii) shall maintain adequate physical, technical and administrative safeguards to protect Consumer Information from unauthorized access as provided by the applicable laws and regulations, and (iv) shall promptly notify the other party of any actual or suspected breach of the confidentiality of Consumer Information that would have a material and adverse effect on the other party. Each of the Seller and the Purchaser represents that it has in place a response program to respond to any incident of unauthorized access to borrowers’ and tenants’ personal information.

SECTION 25.	Entire Agreement.

This Agreement, together with each Purchase Advice, constitutes the entire agreement and understanding relating to the subject matter hereof between the parties hereto and any prior oral or written agreements between them shall be deemed to have merged herewith.

SECTION 26.	Further Agreements.

Each party shall, upon reasonable request of the other party, promptly execute and deliver to the other party all such other and further documents and instruments of transfer, conveyance and assignment, and shall take such other action as the other party may reasonably require to more effectively transfer, convey, assign to and vest in the applicable party and to put the applicable party in possession of the property to be transferred, conveyed, assigned and delivered hereunder and otherwise to carry out more effectively the intent of the provisions under this Agreement. The Seller and the Purchaser each agree to execute and deliver to the other any other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

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SECTION 27.	Successors and Assigns.

This Agreement shall bind and inure to the benefit of and be enforceable by the Purchaser and the Seller, and the respective successors and assigns of the Purchaser and the Seller.

With the prior written consent of Seller, the Purchaser and any subsequent purchasers may assign this Agreement to any Person to whom any Mortgage Loan is transferred pursuant to a sale or financing. Upon any such assignment, the Person to whom such assignment is made shall succeed to all rights and obligations of the Purchaser under this Agreement to the extent of the related Mortgage Loan or Mortgage Loans.

The Seller shall not assign this Agreement without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. The Seller shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Seller and the Purchaser, which consent shall not be unreasonably withheld. Without in any way limiting the generality of this Section 27, in the event that the Seller either shall assign this Agreement or the interim servicing responsibilities hereunder, without the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate the servicing-related provisions of this Agreement upon written notice to the Seller, without any payment of any penalty or damages and without any liability whatsoever to the Seller. The foregoing shall not restrict the Seller’s right to delegate servicing responsibilities to a sub-servicer. Further, should the Seller merge into an affiliate of the Seller, with such affiliate being the surviving entity, then such affiliate shall by operation of law become the assignee of Seller under this Agreement without requiring any consent from the Purchaser.

SECTION 28.	[Reserved].

SECTION 29.	Purchase Advice.

The terms and conditions set forth in the Purchase Advice for the sale of any Mortgage Loans with respect to each Closing Date shall be incorporated herein. In the event of any conflict between the terms of this Agreement and the Purchase Advice for the sale of any Mortgage Loans, the Purchase Advice shall control with respect to the sale of such Mortgage Loans.

[END OF PAGE – SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, the Seller, by and through the Seller’s authorized signatory, has executed this Master Mortgage Loan Purchase Agreement as of the date first written above.

SELLER

BLACKHAWK CAPITAL GROUP a California Corporation

By:	/s/ Sean Robbins
Name:	Sean Robbins
Title:	Authorized Signatory

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IN WITNESS WHEREOF, the Purchaser, by and through the Purchaser’s authorized signatory, has executed this Master Mortgage Loan Purchase Agreement as of the date first written above.

PURCHASER

PACASO TCB TRUST By: Wilmington Savings Fund Society, FSB, not in its individual capacity but solely as Owner Trustee of the Purchaser

By:	/s/ Kyle Broadbent
Name:	Kyle Broadbent
Title:	Trust Officer

S-2